UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [   ]

Check the appropriate box:
[ ] Preliminary proxy statement	[ ] Confidential, for use of the
Commission only (as permitted by
Rule 14a-6(e)(2))

[X]    Definitive proxy statement
[   ]    Definitive additional materials
[   ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

UNITED THERAPEUTICS CORPORATION
(Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1110 Spring Street

Silver Spring, MD 20910

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To be held on July 9, 2003

      The 2003 Annual Meeting of Stockholders of United Therapeutics Corporation will be held at Nine Zero Hotel, 90 Tremont Street, Boston, Massachusetts 02108, on Wednesday, July 9, 2003, at 9:00 a.m. for the following purposes:

      1. To elect four members of the Board of Directors for a term expiring at the 2006 Annual Meeting of Stockholders; and

      2. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on May 12, 2003 are entitled to notice of, and to vote at, the meeting.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

      ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

By Order of the Board of Directors,

Paul A. Mahon
Corporate Secretary

May 22, 2003
Silver Spring, Maryland

UNITED THERAPEUTICS CORPORATION

1110 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
July 9, 2003

      This Proxy Statement is solicited on behalf of the Board of Directors in connection with the Annual Meeting of stockholders to be held on Wednesday, July 9, 2003 at 9:00 a.m. local time at Nine Zero Hotel, 90 Tremont Street, Boston, Massachusetts 02108, and all adjournments thereof. This proxy statement along with the accompanying proxy card is being furnished to stockholders commencing on or about May 22, 2003.

      If the enclosed proxy card is properly executed and returned prior to the meeting, the shares represented by the proxy card will be voted in accordance with the stockholder’s directions or, if no directions are indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as specified in this proxy statement. If the enclosed proxy is executed and returned to United Therapeutics, it nevertheless may be revoked at any time before it is exercised by (i) written notice to the Corporate Secretary of United Therapeutics at the company’s principal executive offices at 1110 Spring Street, Silver Spring, Maryland 20910, (ii) by properly submitting to the Corporate Secretary at the company’s principal executive offices a duly executed proxy bearing a later date, or (iii) by attending the meeting and voting in person.

      United Therapeutics will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of United Therapeutics’ common stock, and normal handling charges may be paid for such forwarding service. Officers and other employees of United Therapeutics may solicit proxies personally by telephone, telecopier, or email and they will receive no additional compensation if they do so.

      At the close of business on May 12, 2003 (the “Record Date”), there were 21,102,704 shares of the common stock of United Therapeutics outstanding and entitled to vote at the meeting. Only stockholders of record at the close of business on Record Date will be entitled to vote, either in person or by proxy, at the Annual Meeting, and each share shall have one vote.

ELECTION OF DIRECTORS

      The Board of Directors consists of eleven members. The Board is divided into three classes of directors. At each Annual Meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. At this meeting, four Class I directors for the term expiring at the 2006 Annual Meeting of Stockholders are to be elected. Messrs. Causey and Kurzweil and Drs. Rothblatt and Sullivan are nominees for election at this meeting. Proxies may not be voted for a greater number of persons than the number of nominees named. Proxies representing shares held as of the Record Date will be voted, unless otherwise specified, in favor of the four nominees for the Board named below. Three of the nominees — Mr. Kurzweil and Drs. Rothblatt and Sullivan — are currently directors of United Therapeutics.

      Unless otherwise instructed on the proxy, the persons named on the enclosed proxy intend to vote the shares represented by each properly executed proxy for the election of the four nominees named below as Class I directors of United Therapeutics. If the proxy card is signed and returned without any direction given, shares of stock represented by the proxy will be voted FOR the election of the four nominees named on the proxy card. Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead such other person as the Nominating and Governance Committee may recommend to the Board.

Information Regarding Nominees for Class I Directors

To be Elected for Terms Expiring in 2006

      Christopher Causey, M.B.A. (age 40) has served as the Principal of Causey Consortium, a professional services organization providing strategic planning and marketing advice to the healthcare industry since 2002. Previously, Mr. Causey served as a senior marketing officer in a variety of health care and technology companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. From 1999 to 2001, Mr. Causey served as the Vice President for Marketing for DirectAg.com Incorporated. From 1997 to 1999, Mr. Causey served as the Vice President for Marketing for Allina Health System Incorporated. Prior to 1997, Mr. Causey served as the Director of Marketing and Account Management for Blue Cross and Blue Shield of Minnesota.

      Raymond Kurzweil (age 55) was appointed by the Board of Directors of United Therapeutics to serve as a Class I director effective January 3, 2002 to fill a vacancy. Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, eleven honorary doctorates and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Mr. Kurzweil has served as the Chief Executive Officer of Medical Learning Company, a joint venture with the American Board of Family Practice that provides professional quality instructional material to physicians, since 1998. He also serves as a member of the board of directors of Inforte Corp., a publicly traded technology consulting company.

      Martine A. Rothblatt, Ph.D., J.D., M.B.A. (age 48) started United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Dr. Rothblatt previously launched and ran several satellite communications companies. Dr. Rothblatt is President of the William Harvey Medical Research Foundation and past-Chairman of the Law and Medicine Committee of the International Bar Association.

      Louis W. Sullivan, M.D. (age 69) was appointed by the Board of Directors of United Therapeutics to serve as a Class I director effective September 4, 2002. Dr. Sullivan currently serves as a Director of Brystol-Meyers Squibb Company, 3M Corporation, Georgia-Pacific Corporation, CIGNA Corporation, Equifax, Inc., EndoVascular Instruments, Inc. and BioSante Pharmaceuticals, Inc. Founding President of Morehouse School of Medicine from 1981 to 1989 and 1993 to 2002, Dr. Sullivan is now President Emeritus of Morehouse School of Medicine. Dr. Sullivan also serves as a founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America and a

member of the Board of Trustees of the Little League of America. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from 1989 to 1993.

Information Regarding Continuing Class II Directors

(Terms Expire in 2004)

      Ricardo Balda, M.S. (age 61) was appointed as the Chief Executive Officer of Medicomp, Inc. upon its acquisition by Unither Telemedicine Services Corp., a wholly owned subsidiary of United Therapeutics, in December 2000 and appointed to the Board of Directors in December 2000. In 1983, Mr. Balda founded Medicomp and served as its Chairman and President until the acquisition. In 1998, Mr. Balda founded Telemedical Procedures, LLC, which was also acquired by Unither Telemedicine Services Corp. in December 2000. Mr. Balda currently serves on the Board of Advisors of the Florida Institute of Technology. Prior to founding Medicomp and Telemedical Procedures, Mr. Balda served as General Manager of the Diagnostic Cardiology Division of Hewlett Packard and was the Chief Operating Officer of Marquette Electronics.

      R. Paul Gray (age 39) was appointed by the Board of Directors of United Therapeutics to serve as a Class II director effective February 27, 2003 to fill a vacancy. In 2002, Mr. Gray founded Core Concepts, LLC, a strategic and financial consulting firm, and has served as one of its founding members since then. Since 2001, Mr. Gray has been serving as Director and acting Chief Financial Officer of Surgical Safety Products, Inc., a publicly traded company. From 1999 to 2001, Mr. Gray served as a Director and Chief Financial Officer of Millennium Health Communications, Inc., a start-up high technology company whose select intellectual properties were purchased and now owned by Surgical Safety Products, Inc. In 2001 and until May 2002, Mr. Gray also served as a Director and Chief Financial Officer of Reli-Communications, Inc., which operated telecommunications properties. Reli-Communications filed for bankruptcy protection in 2002 subsequent to Mr. Gray’s departure. From 1985 to 1999, Mr. Gray practiced as a Certified Public Accountant at Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP.

      Henry Beecher Hicks, III, M.B.A. (age 35) has been a principal at Equilibrium Growth Advisors, LLC, a management consulting and investment banking firm since 2001. Mr. Hicks also served as a principal with Katalyst Securities, LLC from 2002 to early 2003. Prior to that, Mr. Hicks served Bank of America from 1995 through 2000 as Vice President of the Catalyst Equity Fund and as Vice President with Banc of America Securities LLC. From 1993 to 1995, Mr. Hicks served as Senior Associate with PricewaterhouseCoopers LLP in the firm’s mergers & acquisitions practice. In 1998, Mr. Hicks was appointed by President Clinton to serve as a White House Fellow. Mr. Hicks has served on the United Therapeutics Board of Directors since May 2000.

      Michael C. Miles, M.B.A. (age 47) co-founded McManus & Miles, an investment banking firm specializing in financial advisory and private placement services, in 1989 and served as managing director and board member from 1989 until December 2000 when he retired from the firm. Prior to co-founding McManus & Miles and since 1982, Mr. Miles served at The First Boston Corporation where he specialized in merger and project related financings. Mr. Miles has served on the United Therapeutics Board of Directors since May 2000.

Information Regarding Continuing Class III Directors

(Terms Expiring in 2005)

      Raymond Dwek, F.R.S. (age 61) currently serves as Director of the Glycobiology Institute, Professor of Glycobiology, and Head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which is publicly traded on the London Stock Exchange and he served as a member of its Board of Directors for fifteen years. Professor Dwek and his team at Oxford University are the discoverers of United Therapeutics’ glycobiology platform.

      Roger Jeffs, Ph.D. (age 41) joined United Therapeutics in September of 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical

in July 2000, and to President and Chief Operating Officer in January 2001. Prior to 1998, Dr. Jeffs worked at Amgen, Inc. as Manager of Clinical Affairs and Associate Director of Clinical Research from 1995 to 1998. Prior to Amgen, Dr. Jeffs worked in the clinical research group of Burroughs Welcome Co.

      Christopher Patusky, J.D. (age 39) was appointed by the Board of Directors of United Therapeutics to serve as a Class III director effective October 24, 2002. Since January 2002, Professor Patusky has served as Deputy Director, Chief Operating Officer and a member of the faculty of the University of Pennsylvania’s Fels Institute of Government. From 1995 to 2001, Professor Patusky practiced law as a principal in the law firm, Mahon Patusky Rothblatt & Fisher, Chartered.

      There are no family relationships between or among any director, director nominee and executive officer of United Therapeutics.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE ABOVE-NAMED NOMINEES AS CLASS I DIRECTORS OF UNITED THERAPEUTICS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of United Therapeutics’ common stock as of March 30, 2003 by each person who United Therapeutics knows owns more than 5% of its common stock, each of the company’s directors, each of its named executive officers (which includes its Chief Executive Officer and the four most highly compensated executive officers in 2002) and all of its directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is the company’s address. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes ownership of those shares over which the person has voting or investment power. Beneficial ownership also includes ownership of shares of stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Unless otherwise indicated, to the knowledge of United Therapeutics, all persons listed have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

	Number of Shares
	of Common Stock	Percentage of
Name	Beneficially Owned	Outstanding Shares

S.A.C. Capital Advisors LLC (1)	1,876,300	8.40%
72 Cummings Point Road
Stamford, CT 06902-1200
Martine A. Rothblatt, Ph.D., J.D., M.B.A. (2)	1,846,132	8.27%
AXA Financial, Inc. (3)	1,588,700	7.12%
1290 Avenue of the Americas, 11th Floor
New York, NY 10104
Goldman Sachs & Company (1)	1,215,527	5.45%
One New York Plaza
47th Floor
New York, NY 10004
Quaker Capital Management Corporation (1)	999,050	4.48%
Arrott Building, 401 Wood Street Suite 1300
Pittsburgh, PA 15222-1824
Roger Jeffs, Ph.D. (4)	308,477	1.38%
Ricardo Balda (5)	164,039	*
Fred T. Hadeed, (6)	94,940	*
Paul Mahon, J.D. (7)	71,332	*

	Number of Shares
	of Common Stock	Percentage of
Name	Beneficially Owned	Outstanding Shares

David Walsh, Ph.D. (8)	68,480	*
Michael C. Miles, M.B.A. (9)	31,200	*
Raymond Kurzweil (10)	18,000	*
Raymond Dwek, F.R.S. (11)	16,001	*
Christopher Patusky, J.D. (12)	13,632	*
H. Beecher Hicks, M.B.A. (13)	10,200	*
Christopher Causey	4,000	*
Louis W. Sullivan, M.D.	1,600	*
R. Paul Gray	—	*
All directors and executive officers as a group (14 persons) (14)		11.86%

*	Represents less than one percent.

(1)	Beneficial ownership information obtained from a Schedule 13G or Schedule 13G/ A filed by the named beneficial holder in February 2003. This information is as of the Schedule 13G or 13G/ A filing date.

(2)	Includes 371,731 shares of common stock held by her spouse. Also includes 793,951 shares of common stock issuable upon exercise of stock options held by Dr. Rothblatt and 1,468 shares of common stock issuable upon exercise of stock options held by her spouse. Dr. Rothblatt disclaims beneficial ownership of all shares and options held by her spouse.

(3)	Beneficial ownership information obtained from a Schedule 13G filed on February 12, 2003 by AXA Financial, Inc., AXA (which owns AXA Financial, Inc.), and AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (which as a group control AXA). As disclosed in the AXA Schedule 13G, AXA Financial, Inc. is filing in its capacity as a parent holding company with respect to the holdings of its subsidiaries, Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States.

(4)	Includes 294,465 shares of common stock issuable upon exercise of stock options.

(5)	Includes 26,400 shares of common stock issuable upon exercise of stock options.

(6)	Includes 93,940 shares of common stock issuable upon exercise of stock options.

(7)	Includes 59,332 shares of common stock issuable upon exercise of stock options.

(8)	Includes 65,480 shares of common stock issuable upon exercise of stock options.

(9)	Includes 11,200 shares of common stock issuable upon exercise of stock options.

(10)	Includes 18,000 shares of common stock issuable upon exercise of stock options.

(11)	Includes 16,001 shares of common stock issuable upon exercise of stock options.

(12)	Includes 7,832 shares of common stock issuable upon exercise of stock options.

(13)	Includes 10,200 shares of common stock issuable upon exercise of stock options.

(14)	Includes 1,398,269 shares of common stock issuable upon exercise of stock options.

BOARD MEETINGS AND COMMITTEES;

COMPENSATION OF DIRECTORS

Board of Directors

      The Board of Directors met seven times in 2002. Each director attended at least seventy-five percent of all meetings of the Board of Directors and committees on which he or she served in 2002.

Board Committees

      The Board of Directors has established a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. Members of these committees are “independent” as defined in the current and proposed NASDAQ listing standards.

Nominating and Governance Committee

Members:	Christopher Patusky, J.D. (Chair), Louis W. Sullivan, M.D. and Raymond Dwek

      The Nominating and Governance Committee of the Board of Directors met four times in 2002. The Committee is responsible for: (a) assisting the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of United Therapeutics and the Board; (b) identifying qualified individuals meeting those criteria to serve on the Board; (c) proposing to the Board a slate of nominees for election by the shareholders at the Annual Meeting of Stockholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in Board composition requirements; (d) reviewing candidates nominated by shareholders for election to the Board and shareholder proposals submitted for inclusion in the Company’s proxy materials; (e) developing plans regarding the size and composition of the Board and its committees; (f) proposing to the Board directors to serve as chairpersons and members on committees of the Board; (g) coordinating matters among committees of the Board; (h) reviewing management succession plans; (i) developing, evaluating, recommending to the Board and monitoring all matters with respect to governance of United Therapeutics; (j) monitoring compliance by United Therapeutics with its legal and regulatory obligations, (k) serving as the Qualified Legal Compliance Committee within the meaning of §307 of the Sarbanes-Oxley Act of 2002, (l) conducting certain independent investigations into allegations of material violations, and (m) such other functions as the Board may from time to time assign to the Committee. The Nominating and Governance Committee will consider stockholder recommendations for director. The procedure for nominating a director at the 2004 Annual Meeting of Stockholders is described under “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS” below.

Compensation Committee

Members:	Michael C. Miles, M.B.A. (Chair), Raymond Dwek, F.R.S., and Henry Beecher Hicks III, M.B.A.

      The Compensation Committee of the Board of Directors met seven times in 2002. The Compensation Committee is responsible for (a) overseeing United Therapeutics’ incentive compensation plans and equity incentive plan, and (b) the overall design, approval and implementation of the compensation plans, policies and programs for the Chief Executive Officer and other key executives.

Audit Committee

Members:	R. Paul Gray (Chair), Henry Beecher Hicks, III, M.B.A., and Michael C. Miles, M.B.A.

      The Audit Committee of the Board of Directors met eight times during 2002. The Audit Committee is responsible for (a) assisting the Board in its oversight responsibilities regarding the integrity of United Therapeutics’ financial statements and the auditor’s independence, qualifications, services, fees and performance; (b) retaining, replacing and discharging United Therapeutics’ independent auditor; (c) approving in advance all professional services to be provided by the independent auditor; (d) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, (e) reviewing and discussing with management and the independent auditors financial statements proposed to be included in United Therapeutics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; (f) reviewing United Therapeutics’ financial reporting and accounting policies, including any significant changes, with management and the independent auditors; (g) discussing annually with independent auditors the adequacy and effectiveness of United Therapeutics’ internal controls and assessing progress management has made in addressing issues raised by independent auditors; and (h) approving related party transactions.

Director Compensation

      Each director who is not an employee of United Therapeutics receives an annual fee of $10,600. Non-employee directors who serve on committees of the Board also receive additional fees ranging from $3,000 to $9,000 per year depending on the committee and whether they serve as a member or as Chair of such committee. These payments are contingent on these directors attending at least 75% of the Board and committee meetings. Each non-employee director is also granted a non-qualified option to purchase 9,500 shares of United Therapeutics common stock for each year of service on the Board. Non-employee directors who serve on various Board committees receive an additional non-qualified option to purchase from 1,250 to 2,500 shares of United Therapeutics common stock depending on whether they serve as a member or as Chair of such committee. Such options are exercisable at a price equal to the closing price of the stock as reported on NASDAQ on June 26 of each year. The options will vest fully one year after the grant date only if the director attended at least 75% of the Board and committee meetings. United Therapeutics reimburses each member of its Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings.

MANAGEMENT

      The following table sets forth certain summary information concerning the compensation awarded to or earned by United Therapeutics’ Chief Executive Officer and the four most highly compensated executive officers who earned in excess of $100,000 in cash compensation during the year ended December 31, 2002 (the “named executive officers”).

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying
Name And Principal Position in 2001	Year	Salary	Bonus	Compensation	Options(#)

Martine A. Rothblatt	2002	$490,562	$317,522	$	97,226
Chairman and Chief Executive Officer	2001	296,275	12,641	—	7,200
	2000	244,166	109,489	—	503,000
Roger Jeffs (1)	2002	288,803	227,067	3,612	127,600
President and Chief Operating Officer	2001	250,060	9,232	—	130,000
	2000	181,127	154,010	—	124,400
Paul A. Mahon (2)	2002	300,000	125,281	—	4,800
Senior Vice President, General Counsel	2001	162,500	8,779	—	121,600
and Secretary	2000	—	—	—	8,633
Fred T. Hadeed	2002	264,692	120,772	841	46,080
Chief Financial Officer	2001	199,880	8,697	—	54,000
	2000	134,597	47,749	—	73,680
David Walsh (3)	2002	210,004	54,222	251	31,793
Executive Vice President and Chief	2001	175,335	7,080	22,771	3,500
Operating Officer for Production	2000	150,000	56,853	17,229	81,800

(1)	Dr. Jeffs became an executive officer in July of 2000.

(2)	Mr. Mahon became a full-time employee in June 2001.

(3)	Dr. Walsh ceased to be an executive officer in February 2003.

Stock Option Grants And Exercises

      The following tables show for the year ended December 31, 2002 certain information regarding options granted to, and held at year-end by, the named executive officers. Each of the options listed in the table below was granted pursuant to United Therapeutics’ Amended and Restated Equity Incentive Plan. The percentages shown in the first table are based on an aggregate of 1,189,555 options granted to employees in 2002, including the named executive officers. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant.

	Option Grants in Last Fiscal Year
	Individual Grants
					Potential Realizable Value at
		% of Total			Assumed Annual Rates of
	Number of	Options			Stock Price Appreciation
	Securities	Granted to	Exercise		for Option Term
	Underlying Options	Employees in	Price Per	Expiration
Name	Granted(#)	Fiscal Year	Share	Date	5%	10%

Martine A. Rothblatt	5,280	0.44%	$13.90	6/12	$92,312	$233,936
	91,946	7.73	16.70	12/12	965,667	2,447,189
Roger Jeffs	10,000	0.84	12.69	3/10	60,589	145,121
	12,000	1.01	12.69	4/10	72,707	174,146
	100,000	8.41	12.69	5/10	605,891	1,451,214
	1,200	0.10	12.69	6/10	7,271	17,415
	4,400	0.37	13.90	6/12	38,463	97,473
Paul A. Mahon	4,800	0.40	13.90	6/12	41,960	106,334
Fred T. Hadeed	9,720	0.82	12.69	1/10	58,893	141,058
	10,000	0.84	12.69	2/10	60,589	145,121
	10,000	0.84	12.69	3/10	60,589	145,121
	12,000	1.01	12.69	4/10	72,707	174,146
	840	0.07	12.69	6/10	5,089	12,190
	3,520	0.30	13.90	6/12	30,771	77,979
David Walsh	17,533	1.47	12.69	1/10	212,462	508,882
	10,000	0.84	12.69	3/10	121,178	290,242
	900	0.08	12.69	6/10	5,453	13,061
	3,360	0.28	13.90	6/12	58,744	148,868

      Amounts reported in the potential realizable value column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option (10 years). The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent United Therapeutics’ estimate or projection of the future common stock price.

      In the following table, the value of unexercised in-the-money options at December 31, 2002 is based on the closing bid price of $16.69, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option. Options are in-the-money at December 31, 2002 if the fair market value of the underlying securities on that date exceeded the exercise price of the option.

Fiscal Year-End Option Values

	Number Of
	Securities Underlying		Value Of Unexercised
	Unexercised Options at		In-The-Money Options at
	December 31, 2002(#)		December 31, 2002($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Martine A. Rothblatt	790,951	46,474	$46,660	$23,506
Roger Jeffs	235,465	206,040	761,362	475,745
Paul A. Mahon	58,499	130,263	139,010	288,296
Fred T. Hadeed	64,940	107,377	180,088	203,683
David Walsh	47,230	55,072	75,876	106,740

      None of United Therapeutics’ named executive officers exercised options during fiscal year 2002.

Executive Officer Employment Agreements

      In April 1999, United Therapeutics entered into an Executive Employment Agreement with Martine A. Rothblatt, its Chief Executive Officer. The employment agreement provided for an initial five-year term and automatically renewed for successive one-year periods after each year. Either party may terminate the agreement prior to an annual renewal, which would result in a four year remaining term. Dr. Rothblatt is entitled to bonuses for each year of the initial term of the agreement in the form of stock options, in addition to other discretionary bonuses that may be awarded by the Board of Directors. As amended in December 2000, the agreement provides that Dr. Rothblatt will receive an option to purchase the number of shares of common stock equal to one-eighteenth of one percent of the increase in the company’s market capitalization from its average in December each year (commencing December 2000). These options will be awarded pursuant to the Amended and Restated Equity Incentive Plan and will be fully exercisable on the date of grant. The options will have an exercise price equal to or exceeding the fair market value of a share of United Therapeutics’ common stock on the date of grant. The options are exercisable over five years if Dr. Rothblatt is a 10% or greater stockholder on the date of grant, or 10 years otherwise. The maximum number of shares reserved for such grants is 7,939,517.

      If Dr. Rothblatt’s employment is terminated due to her death or disability, the company will continue to pay to Dr. Rothblatt or her estate her current base salary through the end of the calendar year following such death or disability, and if her employment is terminated for disability, United Therapeutics will pay for continued benefits under its short-term and long-term disability insurance programs. If Dr. Rothblatt’s employment is terminated by United Therapeutics other than for cause, or if Dr. Rothblatt terminates her employment for good reason, as these terms are defined in the agreement, including circumstances involving a change in control of United Therapeutics, she will be entitled to a lump sum cash payment equal to the sum of:

•	Her current base salary plus any bonus and incentive payments which have been earned through the date of termination;

•	The greater of her bonus and incentive payments for the prior year or the average of such payments for the prior two years, on a prorated basis for the year of termination;

•	Three times the sum of her highest annual base salary for the preceding 12 months and the greater of her previous year’s bonus and incentive payment or the average of those payments for the previous two years; and

•	The difference between the fair market price and the exercise price of any non-vested options held by Dr. Rothblatt.

      In addition, Dr. Rothblatt will receive certain employee and retirement benefits. The agreement prohibits Dr. Rothblatt from engaging in activities competitive with the company for five years following termination of her employment.

      United Therapeutics has entered into employment agreements with each of Drs. Jeffs and Walsh and Messrs. Hadeed and Mahon. The term of Dr. Jeffs’ agreement ends in June 2006, and provides for an annual base salary of at least $250,000. The term of Dr. Walsh’s agreement, as amended, ends in December 2005 and provides for an annual base salary of at least $150,000. The term of Mr. Hadeed’s agreement ends in January 2004 and provides for an annual base salary of at least $140,000. The term of Mr. Mahon’s agreement ends in June 2006, with the initial five-year term automatically extended by one year for each anniversary of the agreement provided that timely notice of non-extension has not been issued by United Therapeutics, and provides for an annual base salary of at least $300,000. Each of the agreements with Drs. Jeffs and Walsh and Messrs. Hadeed and Mahon also provides for an automatic annual renewal unless either party terminates with prior notice, ranging from 30 days to six months, to the other party. In addition, each of the agreements with Dr. Jeffs and Messrs. Hadeed and Mahon provides that if the executive is terminated by United Therapeutics other than for cause as such term is defined or as a result of a transfer of control of the company, or if the executive terminates the agreement because his authority and responsibilities are materially diminished without cause, then upon the occurrence of any such event, the executive is entitled to payment of the greater of his base salary through the remaining term of the agreement or an amount equal to two years of his then-current salary, and any unvested options would immediately become vested. Each of these agreements prohibits Drs. Jeffs and Walsh and Messrs. Hadeed and Mahon from accepting employment, consultancy or other business relationships with an entity that directly competes with United Therapeutics for a period of twelve months following his last receipt of compensation from United Therapeutics.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors is composed of independent, non-employee directors. The current members of the Compensation Committee are Mr. Miles, as chairman, Mr. Hicks and Prof. Dwek. The Compensation Committee has responsibility for developing and implementing United Therapeutics’ compensation policy for senior management including the Chief Executive Officer. United Therapeutics’ stock incentive plans are also administered by the Compensation Committee.

Compensation Philosophy

      United Therapeutics’ overall compensation policy is to 1) offer competitive salaries, incentive compensation and benefits consistent with attracting and retaining qualified and experienced employees and 2) strongly align such compensation with the achievement of specific performance objectives and, more generally, with shareholder interests. With respect to key executives, particular attention is paid to preserving the continued employment of top performers to ensure that United Therapeutics’ most important objectives are achieved in as effective and timely a fashion as possible. The Compensation Committee believes that such an approach is critical to promoting shareholder interests in a relatively small and rapidly growing firm. The Compensation Committee also places heavy emphasis on pay for performance and believes that substantial portions of total compensation should be at risk. Likewise, outstanding performance should lead to substantial increases in compensation.

      In addition to base salary, compensation may include discretionary cash bonuses and stock option awards. It is the intention of the Compensation Committee to use salary and cash bonuses as compensation for current and past performance, while using stock options to provide incentives for long term performance.

      In establishing the level of compensation for key executives, the Compensation Committee considers many factors, including the executive’s performance, contribution to the advancement of corporate objectives, impact on financial results, development of the management team, strategic accomplishments, and the competitiveness and fairness of the compensation. The amount of the base salary, discretionary cash bonus and long term incentive compensation for each such executive is determined by the Compensation Committee (as appropriate and in accordance with any employment agreements) using the factors set forth above and, with respect to executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

      While the Compensation Committee considers these individual and United Therapeutics’ performance factors and recommendations in making individual compensation decisions, the Compensation Committee also consulted with executive compensation specialists and executive recruiters, reviewed relevant proxy materials and industry compensation surveys, and applied its own business judgment in making final compensation determinations.

Discretionary Cash Bonuses

      United Therapeutics has adopted a semiannual Milestone Bonus Plan which provides each employee, other than certain key executives, with the opportunity to receive 1) a percentage, which varies with the employee’s level of responsibility, of their base salary for each companywide Milestone achieved and 2) an additional cash bonus based upon the employee’s individual performance. For certain executives of United Therapeutics, discretionary cash bonuses are determined based upon performance criteria unique to each such officer.

Long Term Incentive Compensation

      Equity based incentives in the form of stock options are designed to motivate executives over the long term and to align the interests of management and shareholders. Such compensation is awarded based upon a subjective evaluation of their individual performance and the overall performance of United Therapeutics. Long term incentive compensation for the Chief Executive Officer, if any, is based upon increases in United Therapeutics’ market capitalization and determined in accordance with the employment agreement between Dr. Rothblatt and United Therapeutics.

Chief Executive Officer Compensation

      In determining Dr. Rothblatt’s 2002 compensation, the Compensation Committee considered her overall performance and leadership, the compensation of other chief executives in United Therapeutics’ industry and the performance of United Therapeutics’ share price compared to industry indices.

      During 2002, United Therapeutics obtained approval from the Food and Drug Administration (FDA) to market its first developmental drug, Remodulin, and generated material revenue and operating cash flow from its sales. This transforming achievement contributes importantly to United Therapeutics’ growth prospects and resulted in superior share price performance during 2002 (see STOCK PRICE PERFORMANCE).

      In recognition of Dr. Rothblatt’s 1) longstanding leadership, determination and perseverance in accomplishing the above, especially during the extended pre-approval discussions with the FDA, 2) outstanding efforts to accelerate 2002 revenues through the timely post approval delivery of Remodulin to the marketplace, 3) excellent work in educating and informing investors of United Therapeutics’ greatly improved prospects, and 4) her other accomplishments benefiting United Therapeutics and its shareholders, the Compensation Committee awarded Dr. Rothblatt a retroactive salary increase bringing her total 2002 salary compensation to $500,000 and awarded her a cash bonus of $317,522. Dr. Rothblatt was also awarded options to purchase 91,946 shares of common stock, pursuant to her employment agreement, and options to purchase 5,280 shares in accordance with the mid-year companywide Milestone Bonus Plan.

Report on Option Repricings

      In November 2001, the Compensation Committee of the Board of Directors approved a plan to allow employees, including all executive officers except for the Chief Executive Officer, to voluntarily permit up to one-third of their outstanding options to be canceled. The plan was approved because many of the options which had been previously granted had exercise prices that were significantly higher than the then-current market price of United Therapeutics’ common stock and did not provide meaningful stock-based incentive compensation to those employees. In exchange for each canceled option, United Therapeutics granted a new option in May 2002. No guarantees or other promises of remuneration were made to the employees, including executive officers, who agreed to participate.

      In the following table, information regarding all repricings of options held by any executive officer since June 17, 1999, the date United Therapeutics became a reporting company under the Securities Exchange Act of 1934, is presented.

Ten Year Option Repricings

		Number of				Length of
		Securities				Original Option
		Underlying	Market Price	Exercise Price		Term Remaining
		Options	at Time of	At Time of	New Exercise	at Date of
Name	Date	Repriced(#)	Repricing	Repricing	Price	Repricing (Years)

Roger Jeffs	5/10/02	10,000	$12.69	$57.13	$12.69	7.9
President & Chief Operating Officer	5/10/02	12,000	12.69	41.56	12.69	7.9
	5/10/02	100,000	12.69	65.06	12.69	8.0
	5/10/02	1,200	12.69	84.88	12.69	8.1
Fred T. Hadeed	5/10/02	9,720	12.69	46.00	12.69	7.7
Chief Financial Officer	5/10/02	10,000	12.69	63.25	12.69	7.7
	5/10/02	10,000	12.69	57.13	12.69	7.9
	5/10/02	12,000	12.69	41.56	12.69	7.9
	5/10/02	840	12.69	84.88	12.69	8.1
David Walsh	5/10/02	17,533	12.69	46.00	12.69	7.7
Executive VP and Chief	5/10/02	10,000	12.69	57.13	12.69	7.9
Operating Officer for Production	5/10/02	900	12.69	84.88	12.69	8.1

Compliance With Internal Revenue Code Section 162(m)

      The Compensation Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly paid executive officers. However, compensation from options granted under the United Therapeutics Equity Incentive Plan with exercise prices of no less than 100 percent of the fair market value on the date of grant and in an amount not exceeding 1 million shares for each such executive officer may be excluded from the above limitation. United Therapeutics generally intends to grant stock options to its executive officers in a manner which avoids any disallowance of deductions under 162(m).

Members of the Compensation Committee

Michael C. Miles (Chair)
Raymond Dwek, F.R.S.
Henry Beecher Hicks, III

Compensation Committee Interlocks and Insider Participation

      No member of United Therapeutics’ Compensation Committee is an officer or employee of United Therapeutics or any of its subsidiaries and no director or executive officer is a director or executive officer of any other corporation that has a director or executive officer who is also a director of United Therapeutics.

REPORT OF THE AUDIT COMMITTEE

      United Therapeutics’ Audit Committee is comprised of three independent directors. The Audit Committee operates under a written charter that was adopted by United Therapeutics’ Board of Directors.

      The Audit Committee has met and held discussions with management and KPMG LLP, United Therapeutics’ independent auditors. Management is responsible for the financial statements. KPMG LLP is responsible for expressing an opinion on the conformity of United Therapeutics’ financial statements with generally accepted accounting principles. The Audit Committee has reviewed and discussed United Therapeutics’ 2002 consolidated financial statements with United Therapeutics’ management and KPMG LLP.

      The Audit Committee discussed with KPMG LLP the overall scope of and plans for their audits and reviews. The Audit Committee has met with KPMG LLP, with and without management present, to discuss United Therapeutics’ financial reporting processes and internal accounting controls. The Audit Committee has reviewed all important audit findings prepared by KPMG LLP.

      The Audit Committee has discussed with KPMG matters that are required to be discussed by generally accepted auditing standards, including those standards set forth in Statement on Auditing Standards No. 61, Communications with Audit Committees. KPMG LLP also provided to the Audit Committee the written disclosures regarding its independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed with KPMG LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to KPMG LLP’s independence. The Audit Committee has also reviewed and pre-approved the scope and fees for all audit and other services performed by KPMG LLP for United Therapeutics.

      The Audit Committee has met and reviewed with members of senior management and KPMG LLP the certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission relating to these certifications and the overall certification process.

      Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements for 2002 be included in United Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Members of the Audit Committee

R. Paul Gray (Chair)
H. Beecher Hicks, III
Michael C. Miles

STOCK PRICE PERFORMANCE

      The table and graph below set forth United Therapeutics’ total cumulative stockholder return as compared to the cumulative returns of the NASDAQ US Stock Market Index and the NASDAQ Pharmaceutical Stocks Index. Total stockholder return assumes $100.00 was invested at the beginning of the period in the common stock of United Therapeutics, the stocks represented in the NASDAQ US Stock Market Index, and the stocks represented in the NASDAQ Pharmaceutical Stocks Index, respectively. Total return assumes reinvestment of dividends; United Therapeutics has paid no dividends on its common stock. The information on the graph covers the period from June 17, 1999 (the date United Therapeutics’ common stock began trading pursuant to the company’s initial public offering) through December 31, 2002. Historical stock price information shown on the graph below should not be relied upon as indicative of future stock price performance.

COMPARISON OF THE 42-MONTH CUMULATIVE TOTAL RETURN

AMONG UNITED THERAPEUTICS CORPORATION, THE NASDAQ US STOCK MARKET
INDEX AND THE NASDAQ PHARMACEUTICAL STOCKS INDEX

[COMPARISON CHART]

	United		Nasdaq
	Therapeutics	Nasdaq US Stock	Pharmaceutical		S&P
	Corporation	Market Index	Stocks Index	S&P Midcap 400	Biotechnology

6/17/99	100.00	100.00	100.00	100.00	100.00
12/31/99	377.42	160.39	176.53	113.09	189.92
12/31/00	121.02	96.47	220.20	132.89	180.84
12/31/01	85.41	76.55	187.66	122.92	174.10

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In April 2002, United Therapeutics agreed to loan $1.3 million to Dr. Roger Jeffs, its President and Chief Operating Officer, to purchase his primary residence. The loan and accrued interest will be due at the end of five years or earlier, in part or in full, if Dr. Jeffs obtains a mortgage on the property, exercises and sells any United Therapeutics stock options, sells any United Therapeutics stock, or sells the property. Interest of 6.5 percent per year will accrue on the note. The loan is secured by the property and all United Therapeutics stock that Dr. Jeffs now owns or hereafter acquires. As of March 31, 2003, the amount due under this loan including interest was $1,380,582. The Audit and Compensation Committee of the Board of Directors, as well as the full Board of Directors approved this transaction. In June 2002, Dr. Jeffs was elected to the Board of Directors by United Therapeutics’ shareholders.

      In February 2003, United Therapeutics entered into an agreement for the development, hosting and maintenance of its Remodulin.com website with a company controlled by Raymond Kurzweil who is one of four non-independent directors on United Therapeutics’ ten person Board of Directors. Pursuant to this Agreement, United Therapeutics will pay the company $29,000 and a continuing payment of $1,250 per month for posting new information and maintenance of the website. The Audit Committee of the Board of Directors approved this transaction.

      In September 2002, United Therapeutics entered into a technical services agreement with Kurzweil Technologies, Inc. (“KTI”), a company controlled by Raymond Kurzweil. Pursuant to this agreement, United Therapeutics will pay KTI up to $40,000 monthly for consulting fees and up to $1,000 monthly for reimbursement of expenses for certain telemedicine technology development services relating to Medicomp, Inc. In addition, United Therapeutics will pay KTI a five percent royalty on certain sales of products reasonably attributed to and dependent upon technology developed by KTI under the technical services agreement and which are covered by claims of issued and unexpired United States patent(s). The agreement may be terminated by United Therapeutics upon 30 days advance notice to KTI and by KTI upon 180 days advance notice to United Therapeutics. In 2002, United Therapeutics incurred approximately $190,000 of fees and expenses related to this agreement, all of which was payable to KTI at December 31, 2002. The Audit Committee of the Board of Directors approved this transaction.

      In 2001, United Therapeutics entered into a marketing agreement with a company affiliated with Raymond Kurzweil. The value of the agreement is up to $30,000 annually. United Therapeutics also entered into an agreement in 2001 with Raymond Kurzweil to provide strategic consulting services in the field of telemedicine. The value of the agreement is up to $10,000 annually. In 2002, United Therapeutics entered into another marketing agreement with a company affiliated with Raymond Kurzweil with a total value of $15,000. United Therapeutics paid a total of $25,000 under these agreements during the year ended December 31, 2002. The Audit Committee of the Board of Directors approved these transactions.

      In 2000, United Therapeutics entered into a research agreement with University of Oxford and an agreement for consulting services with Oxford University Consulting with respect to the development of United Therapeutics’ iminosugar platform. United Therapeutics paid approximately $444,000 during the year ended December 31, 2002 under these agreements. Under the research agreement, United Therapeutics is required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising from the research, less certain offsets. Professor Raymond Dwek, a director of United Therapeutics, also serves as Chairman of the Department of Biochemistry at the University of Oxford, CEO of Oxford University Consulting, and is a co-discoverer of United Therapeutics’ iminosugar drug platform and a co-principal investigator under the research agreement with University of Oxford. These agreements were entered into prior to the date that Professor Dwek became a director of United Therapeutics.

      Unither Pharma, Inc., a subsidiary of United Therapeutics, entered into a lease for office space with Beacon Projects in December 2001. Dr. Rothblatt is the President and owner of Beacon Projects. The lease will expire in December 2003 and requires payments to Beacon Projects of $6,000 per month (increasing to $6,600 per month for 2003). The Audit Committee of the Board of Directors approved this transaction based on an independent appraisal without the participation of Dr. Rothblatt. United Therapeutics believes that the terms of these transactions were at least as favorable as terms it could have obtained in arm’s length transactions with an independent third party. The property was sold in 2002 by Beacon and the United Therapeutics subsidiary now leases from the successor (unrelated) landlord. During the year ended December 31, 2002, the total amount paid to Beacon Projects was approximately $57,000.

      In 1998, United Therapeutics entered into a cooperative drug discovery agreement with William Harvey Research Limited. United Therapeutics paid approximately $102,000 during 2002 under this agreement. Dr. Rothblatt is an unpaid and voluntary president of the William Harvey Medical Research Foundation, an affiliate of William Harvey Research Limited, and Dr. Sullivan is a member of the board of directors of the William Harvey Medical Research Foundation. The agreement was terminated in June 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires United Therapeutics’ directors and executive officers and 10% stockholders to file reports of ownership of equity securities of United Therapeutics with the Securities and Exchange Commission and to furnish copies of all such reports to United Therapeutics. To United Therapeutics’ knowledge, based solely on review of the copies of such reports furnished to it, during the fiscal year ended December 31, 2002, all such filing requirements were met except that Raymond Kurzweil, a director of the company, inadvertently failed to file a timely Form 4 relating to a stock option grant to purchase 5,000 shares that is exempt from Section 16(b) of the Securities Exchange Act under Rule 16b-3.

VOTING PROCEDURES

      Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Shares of common stock represented by proxies that are marked “without authority” with respect to the election of any one or more nominees for election as directors and abstentions will be counted as present in determining whether the quorum requirement has been satisfied.

      Directors are elected by a plurality of the affirmative votes cast at the Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares represented at the Annual Meeting but not voted for any reason have no impact on the election of directors.

INDEPENDENT AUDITORS

      KPMG LLP has acted as United Therapeutics’ independent auditors since 1997 and has been selected by the Audit Committee of the Board to act as such for the fiscal year ended December 31, 2003. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees for professional services rendered by KPMG LLP for the review of United Therapeutics’ quarterly financial statements and audit of United Therapeutics’ annual financial statements for the fiscal year ended December 31, 2002 were $150,000.

Financial Information Systems Design and Implementation Fees

      KPMG LLP performed no financial information system design or implementation work for United Therapeutics during the fiscal year ended December 31, 2002.

All Other Fees

      The aggregate fees for all other professional services rendered by KPMG LLP for the fiscal year ended December 31, 2002 were $13,048 and were for additional audit related services.

      The Audit Committee of the Board of Directors has considered and determined that the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

      Stockholder proposals intended for inclusion in United Therapeutics’ proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders must be received by United Therapeutics no later than January 23, 2004. Upon receipt of any stockholder’s proposal, United Therapeutics will determine whether to include the proposal in the proxy statement and form of proxy in accordance with the regulations governing solicitation of proxies.

      In order for a stockholder to nominate a director for election at the 2004 Annual Meeting of Stockholders, the company’s Amended and Restated Bylaws require that the stockholder give timely notice of the nomination to the company in advance of the meeting. Such notice must be given not less than 90 days nor more than 120 days prior to the anniversary date of the 2003 Annual Meeting of Stockholders.

      In order for a stockholder to bring other business before the 2004 annual stockholders meeting, timely notice must be given to United Therapeutics in advance of the meeting. Such notice must be given no less than 90 nor more than 120 days prior to the anniversary date of the 2003 meeting, and must include a description of the proposed business, the reason for conducting the proposed business at the meeting and other matters as specified in United Therapeutics’ Amended and Restated Bylaws. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in United Therapeutics’ proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by proxies designated by the company.

      All notices of proposals must be given to United Therapeutics’ Corporate Secretary, Paul A. Mahon, Esq., whose address is United Therapeutics Corporation, 1110 Spring Street, Silver Spring, Maryland 20910.

      The company will furnish a copy of United Therapeutics’ Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to any stockholder without charge upon written request to the Corporate Secretary by the stockholder.

ANNUAL REPORT

      We have included a copy of our Annual Report on Form 10-K for the year ended December 31, 2002 with this Proxy Statement. In addition, you may obtain an additional copy of United Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission without charge by mailing a request to the Vice President for Investor Relations, United Therapeutics Corporation, 1110 Spring Street, Silver Spring, Maryland 20910. The Form 10-K includes certain exhibits that will be provided only upon payment of a fee covering United Therapeutics’ reasonable expenses.

OTHER MATTERS

      The Board of Directors knows of no other matters to be presented for consideration at the Annual Meeting other than as presented above. However, if any other matter properly comes before the meeting, the persons named in the accompanying proxy intend to vote on such matters in accordance with their judgment of the best interests of United Therapeutics.

May 22, 2003

UNITED THERAPEUTICS CORPORATION
Proxy for Annual Meeting of Stockholders to be Held on July 9, 2003

     The undersigned hereby names, constitutes and appoints Martine A. Rothblatt and Paul A. Mahon, and each of them, with full powers of substitution to act as true and lawful attorneys and proxies for the undersigned, and in the place and stead of the undersigned to attend the Annual Meeting of the Stockholders of United Therapeutics Corporation to be held on Wednesday, July 9, 2003 at 9:00 a.m. Eastern Time, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on May 12, 2003, with all the powers that the undersigned would possess if he or she were personally present.

THIS PROXY IS BEING SOLICITED
ON BEHALF OF THE BOARD
OF DIRECTORS

PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED REPLY ENVELOPE

(Continued and to be SIGNED on the reverse side)

1. Election of Directors (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)	FOR all nominees listed, except as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed	Nominees: Class I:	Christopher Causey Raymond Kurzweill Martine A. Rothblatt, Ph.D. Louis W. Sullivan, M.D.	2. The transaction of such other business as may properly come before the meeting and any and all adjournments thereof.

☐ ☐	THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE
Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to United Therapeutics at the Annual Meeting of	ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE
the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.	NOMINEES NAMED IN PROPOSAL 1. IF ANY OTHER BUSINESS IS
PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGEMENT. AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

The undersigned acknowledges receipt from United Therapeutics prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement and the 2002 Annual
Report to Shareholders.

DATED______	SHAREHOLDER (print name) ____________________	I do[ ] do not [ ] plan to attend the
	SHAREHOLDER (sign name) ____________________	meeting. (Please check one.)

NOTE:	Please sign exactly as the name(s) appear on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If shareholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title.